Exhibit 10.9

FIRST AMENDMENT

TO

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

OZ ADVISORS LP

This First Amendment (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership of OZ Advisors LP (the “Partnership”) dated as of March 1, 2017 (as amended, supplemented or modified from time to time, the “Partnership Agreement”) is dated March 28, 2018 and effective as of February 16, 2018 and made by Och-Ziff Holding Corporation, a Delaware corporation, as general partner of the Partnership (the “General Partner”), with the consent of Daniel S. Och (“DSO”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

WHEREAS, pursuant to the Och Relinquishment Agreement, DSO and certain of his Related Trusts agreed to the relinquishment and cancellation of 30,000,000 of their Class A Common Units in the Partnership in connection with the grant of Class D Common Units in the Partnership to James S. Levin (“Levin”) pursuant to the Levin 2017 Partner Agreement on the terms and subject to the conditions set forth in the Och Relinquishment Agreement;

WHEREAS, pursuant to the Amended and Restated Partner Agreement between Levin and the Partnership, dated as of February 16, 2018, Levin has forfeited 30,000,000 Class D Common Units that are subject to the Och Relinquishment Agreement (the “DSO Reallocable Units”) and other Common Units in the Partnership as specified in such Partner Agreement (together with the DSO Reallocable Units, the “Forfeited Units”);

WHEREAS, pursuant to the Och Relinquishment Agreement, the Forfeited Units were reallocated to the Partnership and automatically cancelled upon such reallocation;

WHEREAS, pursuant to the Och Relinquishment Agreement, the DSO Reallocable Units, following such reallocation and cancellation, were to have been subsequently re-issued in the form of Class A Common Units and reallocated to DSO and certain of his Related Trusts;

WHEREAS, pursuant to the Cancellation, Reallocation and Grant Agreement, dated March 28, 2018 and effective as of February 16, 2018, among Och-Ziff, the Intermediate Holding Companies, DSO and certain of his Related Trusts, as amended, modified, supplemented or restated from time to time (the “Reallocation Agreement”), which supersedes and replaces the Och Relinquishment Agreement, DSO and the relevant Related Trusts relinquished their right to receive any or all of the DSO Reallocable Units on the terms and subject to the conditions set forth therein, including that DSO may make certain reallocations of Common Units in the Partnership to Active Individual LPs or other individuals in connection with their admission to the Partnership in an aggregate number up to 27,000,000;

WHEREAS, except as provided in the Reallocation Agreement, the DSO Reallocable Units and other forfeited Common Units described above are not expected to be reallocated from the Partnership;

WHEREAS, the parties hereto wish to amend the Partnership Agreement, including the provisions of Section 2.13(g)(vi) and Section 8.7(b) thereof, to reflect the terms of the Reallocation Agreement; and

WHEREAS, the provisions of Section 2.13(g)(vi) of the Partnership Agreement relating to the Och Relinquishment Agreement and the Common Units granted under the Levin 2017 Partner Agreement and the provisions of Section 8.7(b) of the Partnership Agreement may in each case only be amended, supplemented or waived with the consent of DSO or his successors in interest; and

WHEREAS, by his execution of this Amendment, DSO provides the consent to the amendments to Section 2.13(g)(vi) and Section 8.7(b) of the Partnership Agreement set forth herein required under the Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Definitions. Section 1.1 of the Partnership Agreement is hereby amended by adding the following definitions:

“Levin 2018 Partner Agreement” means the Partner Agreement between the Partnership and James S. Levin, dated as of February 16, 2018, as amended, modified, supplemented or restated from time to time.

“Reallocation Agreement” means the Cancellation, Reallocation and Grant Agreement, dated March 28, 2018 and effective as of February 16, 2018, among Och-Ziff, the Intermediate Holding Companies, Daniel S. Och and certain of his Related Trusts, as amended, modified, supplemented or restated from time to time.

2.	Amendment of Section 2.13(g)(vi). Section 2.13(g) of the Partnership Agreement is hereby amended by deleting Section 2.13(g)(vi) in its entirety and replacing it with the following text:

“(vi) as of the applicable Reallocation Date, except as provided in Section 2.13(g)(i), all of the unvested and vested Common Units of such Partner and its Related Trusts, if any, and all allocations and distributions on such Common Units that would otherwise have been received by such Partners on or after the date of such breach shall be reallocated from such Partners to the Partnership and then subsequently reallocated from the Partnership to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts.”

3.	Reallocation of Common Units; Amendment of Section 8.7(b). Section 8.7 of the Partnership Agreement is hereby amended by deleting Section 8.7(b) in its entirety and replacing it with the following text:

“(b) Pursuant to the Levin 2018 Partner Agreement, James S. Levin and his Related Trusts forfeited (i) 30,000,000 of the unvested Class D Common Units (the “DSO Reallocable Units”) that were granted to Levin under the Levin 2017 Partner Agreement in connection with the cancellation of the same number of Common Units held by Daniel S. Och and certain of his Related Trusts under the Och Relinquishment Agreement, (ii) 18,500,000 of the other unvested Class D Common Units (or Class A Common Units into which such units had converted) that were granted to Levin under the Levin 2017 Partner Agreement and a prior Partner Agreement, and (iii) 29,000,000 of the unvested Class P Common Units that were granted to Levin under the Levin 2017 Partner Agreement (all such forfeited units, including the DSO Reallocable Units, the “Forfeited Units”), and all of the Forfeited Units were reallocated to the Partnership as of February 16, 2018 and cancelled upon such reallocation. Daniel S. Och is hereby expressly authorized to direct the General Partner to cause the Partnership to reallocate an aggregate number of Common Units equal to up to 27,000,000 of the DSO Reallocable Units (or such lesser number as permitted under the terms of the Reallocation Agreement) to such Persons as Daniel S. Och determines in his sole discretion, and on such terms and conditions as he shall establish in his sole discretion, subject to the terms and conditions of the Reallocation Agreement.”

4.	Entire Agreement. This Amendment, the Partnership Agreement and the Reallocation Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

5.	Governing Law. This Amendment shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.

6.	Binding Effect. Except to the extent set forth and amended expressly herein, each of the parties hereto acknowledges and agrees that all terms and provisions, covenants and conditions of the Partnership Agreement and all documents executed in conjunction therewith shall be and remain in full force and effect. Further, each of the parties hereto acknowledges and agrees that the Partnership Agreement, as amended hereby, shall constitute its legal, valid and binding obligation, in each case, enforceable against it in accordance with its terms as of the date hereof, except, in each case, as may be limited by bankruptcy, reorganization, moratorium, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and by general principals of equity regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

7.	Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and unconditionally delivered this Amendment in multiple counterparts the day and in the year first above written, and each of such counterparts, when taken together, shall constitute one and the same instrument.

GENERAL PARTNER:

OCH-ZIFF HOLDING CORPORATION

By:	/s/ Alesia S. Haas
Name:	Alesia S. Haas
Title:	Chief Financial Officer

DANIEL S. OCH:

/s/ Daniel S. Och